Exhibit 99.1

OneSpaWorld Reports Third Quarter Fiscal 2023 Results

Total Q3 Revenues of $216.3 Million, Income from Operations of $17.0 Million and Adjusted EBITDA of $24.9 Million

Introduces Q4 2023 Guidance for Revenues of $193 - $198 Million and Adjusted EBITDA of $20 - $22 Million

Increases Fiscal 2023 Revenues Guidance to $792 - $797 Million from $770 - $790 Million

Increases Fiscal 2023 Adjusted EBITDA Guidance to $86 - $88 Million from $80 - $86 Million

Nassau, Bahamas, November 1, 2023 OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health and wellness services and products on-board cruise ships and in destination resorts around the world, today announced its financial results for its third quarter and first nine months of fiscal 2023, ended September 30, 2023.

Leonard Fluxman, Executive Chairman, Chief Executive Officer and President of OneSpaWorld, commented: “We delivered an excellent third quarter, continuing our strong performance from the first half of the year across substantially all key financial metrics, resulting in a 33% increase in total revenues to a record $216.3 million; a 72% increase in income from operations to a record $17.0 million; and a 36% increase in adjusted EBITDA to a record $24.9 million compared with the third quarter of 2022. Based on our continuing momentum and positive outlook, we are again increasing our expectations for fiscal 2023 total revenue and adjusted EBITDA, as we leverage our advantageous business model, unique operating capabilities and the discipline and passion with which our team operates. I thank all of our associates for their steadfast contributions and commitment to achieving the operational excellence evidenced by our year-to-date results.”

“The quarter included ongoing success of our strategic initiatives to drive revenue and earnings growth, leveraging our unique operating platform,” Mr. Fluxman continued. “Key initiatives included further enhancements and innovations of our service and product offerings and resourcing our cruise ship and destination resorts teams to deliver outstanding guest experiences; empowering our cruise ship, destination resorts and corporate teams to provide unsurpassed service to our cruise line and destination resort partners; and deploying enhanced technologies and operating protocols to drive efficiencies and productivity across our operations. These efforts led to double digit increases in both average guest spend and average revenue per staff per day as compared to the 2022 and 2019 third quarters. In addition, we introduced health and wellness centers on six new ships, including three vessels under new agreements with Crystal Cruises and Adora Cruises.”

Stephen Lazarus, Chief Financial Officer and Chief Operating Officer of OneSpaWorld, added, “The ongoing strength of our business and our asset light operating model, combined with the discipline with which we execute, has enabled us to deliver increasing free cash flow, a strong balance sheet and quarter-end total liquidity of $48.0 million after repaying an additional $20.0 million on our first lien term loan. Since the second quarter of 2022 we have repaid a total of $69.1 million in debt instruments, thereby reducing ongoing interest expense. With strong 2023 performance continuing into the fourth quarter and a positive outlook, we have increased our fiscal year 2023 guidance, expecting revenues to increase 45% and adjusted EBITDA to increase 73% at the mid-points of the guidance ranges from fiscal 2022.”

Third Quarter 2023 Highlights:

•	Total revenues increased 33% to a record $216.3 million compared to $162.3 million in the third quarter of 2022;
•	Income from operations increased $7.1 million to a record $17.0 million compared to $9.8 million in the third quarter of 2022;
•	Adjusted EBITDA increased 36% to $24.9 million compared to $18.3 million in the third quarter of 2022; and
•

Unlevered after-tax free cash flow increased $7.2 million to $24.2 million compared to $17.0 million in the third quarter of 2022. The unlevered after-tax free cash flow conversion rate was 97% in the third quarter of 2023.

Operating Network Update:

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Cruise Ship Count: The Company ended the third quarter with health and wellness centers on 189 ships and an average ship count of 185 for the quarter, compared with 176 ships and an average ship count of 167 ships for the third quarter of 2022.

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Destination Resort Count: The Company ended the third quarter with 54 destination resort health and wellness centers and an average destination resort count of 52 for the quarter, compared with 51 destination resort health and wellness centers and an average destination resort count of 48 for the third quarter of fiscal 2022.

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Staff Count: The Company ended the third quarter with 3,927 cruise ship personnel on vessels, compared with 3,813 and 3,087 cruise ship personnel on vessels at the end of the second quarter of 2023 and the third quarter of 2022, respectively.

Liquidity Update:

•	Cash and borrowing capacity under the Company’s line of credit at September 30, 2023 totaled $48.0 million. The Company repaid $20.0 million on its first lien term loan in the third quarter.
•	The Company expects to continue to generate positive cash flow from operations in the fourth quarter of 2023 and throughout fiscal year 2024.

The Company’s results are reported in this press release on a GAAP basis and on an as adjusted non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. This press release also refers to Unlevered after-tax free cash flow, Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures), the terms for which definition and reconciliation are presented below.

Third Quarter Ended September 30, 2023 Compared to September 30, 2022

Results of operations for the third quarter of 2023 continued to accelerate from 2022 as the Company has returned to normalized operations since the inception of the COVID-19 pandemic.

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Total revenues increased 33% to $216.3 million compared to $162.3 million in the third quarter of 2022. The increase was attributable to our average ship count increasing 11% to 185 health and wellness centers onboard ships operating during the quarter compared with our average ship count of 167 health and wellness centers onboard ships operating during the third quarter of 2022, and our initiatives to drive revenue growth in each of our on-board health and wellness centers through enhanced guest engagement and experiences, our guest service and product offering innovations, and the disciplined execution of our complex operating protocols by our on-board and corporate teams.
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Cost of services were $146.1 million compared to $110.6 million in the third quarter of 2022. The increase was primarily attributable to costs associated with increased service revenues of $175.8 million in the quarter from our operating health and wellness centers at sea and on land, compared with service revenues of $132.8 million in the third quarter of 2022.
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Cost of products were $34.5 million compared to $25.3 million in the third quarter of 2022. The increase was primarily attributable to costs associated with increased product revenues of $40.4 million in the quarter from our operating health and wellness centers at sea and on land, compared to product revenues of $29.5 million in the third quarter of 2022. Product costs in the third quarter of 2023 temporarily benefited from retail price increases implemented on board vessels ahead of an increase in the cost of those products. This resulted in an approximately 60 basis point improvement in the quarter.
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Net income was $23.4 million, or net income per diluted share of $0.16, as compared to net income of $5.9 million or net income per diluted share of $0.06 in the third quarter of 2022. The $17.5 million increase was attributable to the $7.1 million positive change in fair value of warrant liabilities, a $7.1 million positive change in income from operations, and a $3.4 million decrease in uncertain tax benefits related to foreign tax exposure as a result of the Company's participation in a tax amnesty program in Italy settled in August 2023. The change in fair value of the outstanding warrants during the three months ended September 30, 2023 was a gain of $7.4 million compared to a gain of $0.3 million during the three months ended September 30, 2022. The change in fair value of warrant liabilities was the result of changes in market prices of our common stock and other observable inputs deriving the value of the financial instruments.
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Adjusted net income increased 75% to $22.0 million, or adjusted net income per diluted share of $0.22, as compared to adjusted net income of $12.5 million, or adjusted net income per diluted share of $0.13, in the third quarter of 2022.
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Adjusted EBITDA increased 36% to $24.9 million compared to Adjusted EBITDA of $18.3 million in the third quarter of 2022.
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Unlevered after-tax free cash flow increased 43% to $24.2 million compared to $17.0 million in the third quarter of 2022.

Year-to-date September 30, 2023 Compared to September 30, 2022

Results of operations for the nine months ended September 30, 2023 continued to accelerate from 2022 as the Company has returned to normalized operations since the inception of the COVID-19 pandemic.

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Total revenues increased 59% to $599.2 million compared to $377.3 million in the nine months ended September 30, 2022. The increase was attributable to our average ship count increasing 29% to 178 health and wellness centers onboard ships operating during the nine months ended September 30, 2023 compared with our average ship count of 138 health and wellness centers onboard ships operating during the nine months ended September 30, 2022, and the impact of our on-board initiatives to drive revenue growth.
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Cost of services were $409.6 million compared to $260.3 million in the nine months ended September 30, 2022. The increase was primarily attributable to costs associated with increased service revenues of $489.2 million in the nine months ended September 30, 2023 from our operating health and wellness centers at sea and on land, compared with service revenues of $307.6 million in the nine months ended September 30, 2022.
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Cost of products were $94.9 million compared to $63.3 million in the nine months ended September 30, 2022. The increase was primarily attributable to costs associated with increased product revenues of $110.0 million in the nine months ended September 30, 2023 from our operating health and wellness centers at sea and on land, compared to product revenues of $69.8 million in the nine months ended September 30, 2022.

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Net income was $4.3 million, or net income per diluted share of $0.04, as compared to net income of $55.5 million or net income per diluted share of $0.49 in the nine months ended September 30, 2022. The $51.1 million decrease was primarily attributable to the $88.9 million negative change in fair value of warrant liabilities partially offset by the $37.1 million positive change in income from operations. The change in fair value of the outstanding warrants during the nine months ended September 30, 2023 was a loss of ($26.7) million compared to a gain of $62.2 million during the nine months ended September 30, 2022. Net loss in the change in fair value of warrant liabilities was the result of increases in market prices of our common stock and other observable inputs deriving the value of the financial instruments and the exchange of approximately 95% of the Public Warrants and approximately 50% of Sponsor Warrants for the Company’s common shares in April 2023. Excluding the change in fair value of warrant liabilities, the improvement in the nine months ended September 30, 2023 was primarily a result of the $37.1 million change in income from operations correlated to the increase in the number of health and wellness centers onboard ships operating during the nine month period and our on-board initiatives to drive revenue growth.
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Adjusted net income increased 256% to income of $49.4 million, or adjusted net income per diluted share of $0.50, compared to adjusted net income of $13.9 million, or adjusted net income per diluted share of $0.15, in the nine months ended September 30, 2022.
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Adjusted EBITDA increased 122% to $65.8 million compared to an adjusted EBITDA of $29.7 million in the nine months ended September 30, 2022.
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Unlevered after-tax free cash flow increased 138% to $62.2 million compared to $26.1 million in the nine months ended September 30, 2022.

Balance Sheet and Cash Flow Highlights

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Total cash at quarter-end September 30, 2023 was $28.0 million, compared to $30.0 million at June 30, 2023, after giving effect to repayment of $20.0 million of the first lien term loan during the quarter.
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Total debt, net of deferred financing costs, at September 30, 2023, was $163.0 million compared to $223.0 million at September 30, 2022. The decrease primarily resulted from the full $25.0 million repayment of the second lien term loan and the $36.6 million repayment of the first lien term loan since September 30, 2022.

Q4 2023 and Fiscal Year 2023 Guidance

	Three Months Ended December 31, 2023	Year Ended December 31, 2023
Total Revenues	$193-198 million	$792-797 million
Adjusted EBITDA	$20-22 million	$86-88 million

Conference Call Details

A conference call to discuss the third quarter 2023 financial results is scheduled for Wednesday, November 1, 2023, at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-283-8977 (international callers please dial 1-412-542-4171) and provide the passcode 10183068 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations. A replay of the call will be available by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode 10183068. The conference call replay will be available from 2:00 p.m. Eastern Time on Wednesday, November 1, 2023 until 11:59 p.m. Eastern Time on Wednesday, November 8, 2023. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished health and wellness centers offer guests a comprehensive suite of premium health, wellness, fitness and beauty services, treatments, and products, currently onboard 190 cruise ships and at 54 destination resorts around the world. OneSpaWorld holds the leading market position within the cruise line industry of the historically fast-growing international leisure market and has been built upon its exceptional service standards, expansive global recruitment, training and logistics platforms, irreplicable operating infrastructure, extraordinary team and a history of service and product innovation that has enhanced its guests’ personal care experiences while vacationing for over 65 years.

On March 19, 2019, OneSpaWorld completed a series of mergers pursuant to which OSW Predecessor, comprised of direct and indirect subsidiaries of Steiner Leisure Ltd., and Haymaker Acquisition Corp. (“Haymaker”), a special purpose acquisition company, each became indirect wholly owned subsidiaries of OneSpaWorld (the “Business Combination”). Haymaker is the acquirer and OSW Predecessor the predecessor, whose historical results have become the historical results of OneSpaWorld.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on our business, operations, results of operations and financial condition, including liquidity for the foreseeable future; the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
			$	%			$	%
	2023 (1)	2022	Inc/(Dec)	Inc/(Dec)	2023 (2)	2022 (3)	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$175,849	$132,777	$43,072	32%	$489,204	$307,555	$181,649	59%
Product revenues	40,422	29,515	10,907	37%	110,035	69,782	40,253	58%
Total revenues	216,271	162,292	53,979	33%	599,239	377,337	221,902	59%
COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	146,128	110,585	35,543	32%	409,648	260,271	149,377	57%
Cost of products	34,477	25,323	9,154	36%	94,949	63,253	31,696	50%
Administrative	4,673	3,936	737	19%	12,762	11,630	1,132	10%
Salary, benefits and payroll taxes	9,833	8,411	1,422	17%	27,708	25,132	2,576	10%
Amortization of intangible assets	4,206	4,206	—	—	12,618	12,618	—	—
Total cost of revenues and operating expenses	199,317	152,461	46,856	31%	557,685	372,904	184,781	50%
Income from operations	16,954	9,831	7,123	72%	41,554	4,433	37,121	837%
OTHER INCOME, (EXPENSE):
Interest expense, net	(3,726)	(3,984)	258	6%	(12,688)	(10,935)	(1,753)	(16)%
Change in fair value of warrant liabilities	7,365	300	7,065	2355%	(26,736)	62,200	(88,936)	(143)%
Total other income (expense)	3,639	(3,684)	7,323	199%	(39,424)	51,265	(90,689)	(177)%
Income before income tax (benefit) expense	20,593	6,147	14,446	235%	2,130	55,698	(53,568)	(96)%
INCOME TAX (BENEFIT) EXPENSE	(2,818)	236	(3,054)	(1294)%	(2,200)	209	(2,409)	(1153)%
Net income	$23,411	$5,911	$17,500	296%	$4,330	$55,489	$(51,159)	(92)%
Net income per voting and non-voting share:
Basic	$0.23	$0.06			$0.04	$0.60
Diluted	$0.16	$0.06			$0.04	$0.49
Weighted average shares outstanding:
Basic	99,963	92,557			96,975	92,371
Diluted	101,369	94,432			96,975	94,475

(1) Diluted EPS includes an adjustment to excluded $7.4 million from net income for the three months ended September 30, 2023, which is attributable to the gain in fair value of the in-the-money warrant liabilities as they were dilutive for this period.

(2) For the nine months ended September 30, 2023, potential common shares under the treasury stock method and the if-converted method were antidilutive because the effect of the change in the fair value of warrants was antidilutive. Consequently, the Company did not have any adjustments in this period between basic and diluted income per share related to stock-based awards and warrants.

(3) Diluted EPS includes an adjustment to excluded $9.5 million from net income for the nine months ended September 30, 2022, which is attributable to the gain in fair value of the in-the-money warrant liabilities as they were dilutive for this period.

	Forecasted
	Q4 2023	FY 2023
Period End Ship Count	193	193
Average Ship Count (1)	185	180
Period End Resort Count	54	54
Average Resort Count (2)	53	52

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Selected Statistics
Period End Ship Count	189	176	179	176
Average Ship Count (1)	185	167	178	138
Average Weekly Revenue Per Ship	$84,749	$69,660	$81,444	$64,548
Average Revenue Per Shipboard Staff Per Day	$587	$576	$568	$528
Period End Resort Count	54	51	54	51
Average Resort Count (2)	52	48	50	47
Average Weekly Revenue Per Resort	$13,550	$14,273	$15,269	$14,664
Capital Expenditures (in thousands)	$670	$1,243	$2,871	$3,268

(1) Average Ship Count reflects the fact that during the period ships were in and out of service and is calculated by adding the total number of days that each of the ships generated revenue during the period, divided by the number of calendar days during the period.

(2) Average Resort Count reflects the fact that during the period destination resort health and wellness centers were in and out of service and is calculated by adding the total number of days that each destination resort health and wellness center generated revenue during the period, divided by the number of calendar days during the period.

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted net income, Adjusted net income per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow.

We define Adjusted net income as net income, adjusted for items, including increase in depreciation and amortization expense resulting from the Business Combination, non-cash stock-based compensation and change in fair value of warrant liabilities. Adjusted net income per diluted share is defined as Adjusted net income divided by the weighted average diluted shares outstanding during the period, as if such shares had been outstanding during the entire three and nine month periods ended 2023 and 2022.

We define Adjusted EBITDA as income from continuing operations before interest expense, income taxes (benefit) expense, depreciation and amortization, adjusted for the impact of certain other items, including non-cash stock-based compensation expense and change in fair value of warrant liabilities.

We define Unlevered after-tax free cash flow as Adjusted EBITDA minus capital expenditures and cash taxes paid.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted net income, Adjusted net income per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow have limitations as profitability or liquidity measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability or liquidity measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual, or nonrecurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net income to Adjusted net income for the third quarters and year-to-date periods ended September 30, 2023 and 2022 and Adjusted net income per diluted share for the third quarters and year-to-date periods ended September 30, 2023 and 2022 (amounts in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income	$23,411	$5,911	$4,330	$55,489
Change in fair value of warrant liabilities	(7,365)	(300)	26,736	(62,200)
Depreciation and amortization (a)	3,761	3,761	11,283	11,283
Stock-based compensation	2,197	3,175	7,045	9,296
Adjusted net income	$22,004	$12,547	$49,394	$13,868
Adjusted net income per diluted share	$0.22	$0.13	$0.50	$0.15
Diluted weighted average shares outstanding	101,369	94,432	99,180	94,745

(a) Depreciation and amortization refers to addback of purchase price adjustments to tangible and intangible assets resulting from the Business Combination.

The following table reconciles Net income to Adjusted EBITDA and Unlevered after-tax free cash flow for the third quarters and year-to-date periods ended September 30, 2023 and 2022 (amounts in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income	$23,411	$5,911	$4,330	$55,489
Income tax (benefit) expense	(2,818)	236	(2,200)	209
Interest expense	3,726	3,984	12,688	10,935
Change in fair value of warrant liabilities	(7,365)	(300)	26,736	(62,200)
Depreciation and amortization	5,512	5,257	16,498	15,974
Stock-based compensation	2,197	3,175	7,045	9,296
Business combination costs (b)	237	—	713	—
Adjusted EBITDA	$24,900	$18,263	$65,810	$29,703
Capital expenditures	(670)	(1,243)	(2,871)	(3,268)
Cash taxes	(68)	(70)	(746)	(335)
Unlevered after-tax free cash flow	$24,162	$16,950	$62,193	$26,100

(b) Business combination costs refers to legal and advisory fees incurred by OneSpaWorld in connection with the secondary offering and warrant conversion.

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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